Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS THIRD QUARTER EARNINGS, UP 8 PERCENT

POWHATAN, VA,  October 26, 2005 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported third quarter 2005 net income of $1,190,379 an increase of $88,588 or 8 percent when compared to $1,101,791 in the third quarter of 2004. On a per share basis, basic earnings were $0.52 per share an increase of 7 percent versus $0.49 per share in the third quarter of the prior year. On a fully diluted basis, net income per share was $0.52 an improvement of 9 percent compared to $0.48 in the comparable period of the prior year. For the third quarter, the return on average assets was 1.20 percent versus the prior year’s 1.19 percent. The return on shareholders’ equity in the third quarter 2005 declined to 13.89 percent compared to 15.53 percent in last year’s third quarter as total shareholders’ equity for the third quarter averaged $34.3 million or $5.9 million higher than the prior year’s comparable period average of $28.4 million. At quarter end 2005, shareholders equity stood at $33.3 million, up from $30.7 million at the end of the third quarter of 2004, principally due to $3.4 million in earnings retention and a decline of $1.5 million in the net unrealized securities gains recorded as Other Comprehensive Income in accordance with FASB 115. The book value of a share of common stock increased by 7 percent to $14.60 compared to $13.64 in 2004.

For the nine months, net income was $3,569,880 up by 12.6 percent or $398,854 when compared to the prior year’s total of $3,171,026. For the first three quarters, basic earnings per share were up 11.0 percent, $1.57 versus $1.42, and on a fully diluted basis improved by 11.4 percent to $1.55 per share versus $1.39 per share in 2004. The return on average assets was 1.22 percent versus the prior year’s 1.15 percent and the return on shareholders’ equity was 14.66 percent compared to 14.61 percent last year.

The fully tax equivalent net interest income for the third quarter was $3.87 million, an increase of 10.3 percent compared to $3.51 million in the third quarter of 2004. The tax equivalent net interest margin was 4.21 percent for the quarter compared to 4.08 percent in third quarter 2004. For the year to date, the tax equivalent margin was 4.16 percent versus 4.03 percent in the comparable period of the prior year. The increase in the margin continues as expected due to the asset sensitivity of the loan portfolio and continuing increases in interest rates by the Federal Reserve, resulting in interest income outpacing the impact of the same increases in interest expense reflected in the cost of interest bearing deposits.

Non-interest income for the quarter was $728,862 a 1 percent decline compared to $737,893 in the prior year’s third quarter. All categories except one were up over the prior year with the most significant variances being deposit fees and charges, up $28,652, and commissions from sales of non-deposit investment products and insurance which was down $79,777.

The loan loss provision expense for the quarter and the first nine months of 2005 were $107,000, and $166,000 compared to $93,500 and $371,500, respectively in 2004. The loan loss reserve as a percentage of loans declined slightly to 1.48 percent from 1.52 percent in the preceding quarter, largely due to the growth in loan balances outstanding. Total nonperforming assets increased to $1,590,340 from $476,577 at the end of the second quarter 2005, and $927,804 in third quarter 2004. The increase in nonperforming assets resulted from non accrual and 90 day past due loans, where several credits had matured and were not renewed or paid off, and despite being well secured, were placed in non-accrual status in accordance with our policies. The increase in 90 day past due loans at quarter end, we believe is not indicative of any systemic problems in the bank’s loan portfolio, and nonperforming assets should return to more historical levels before the end of the fourth quarter of 2005. The reserve for loan losses now represents 181 percent of quarter-end nonperforming assets.

Average earning assets for the third quarter were $368.4 million an increase of $24.5 million or 7.1 percent compared to $343.9 million in the corresponding quarter last year. Average loan balances increased to $186.4 million, an increase of $9.5 million or 5.3 percent from the prior year’s third quarter average balances of $177.0 million. The bank's investment securities portfolio continued to grow and averaged $178.9 million for the quarter, representing an increase of $14.4 million or 8.75 percent compared with the prior year’s quarterly average of $164.5 million. Average overnight funds sold increased to $2.3 million from $2.0 million in the comparable quarter of last year. Deposits continue evidencing steady growth, averaging $322.2 million for the quarter a $17.5 million or 5.8 percent increase versus last year’s third quarter average of $304.7 million. Total borrowings increased temporarily during the third quarter to average $40.8 million compared to $36.2 million in the third quarter of 2004, however at quarter end, total borrowings were essentially unchanged from a year ago. Average total assets grew by $27.7 million or 7.5 percent from $370.4 million last year, to $398.2 million for the third quarter 2005.

Non-interest expense increased by 8.4 percent to $2.8 million in the third quarter 2005 versus $2.5 million last year. This increase is largely attributable to the occupancy expenses associated with the opening on June 27th, of our new main office; planned increases in salaries and benefits as the bank continues to grow; partially offset by a reduction in legal and professional fees resulting from the deferral of the effective date for section 404 certifications required by the Sarbanes-Oxley

Act. Despite increases in expense, the bank’s efficiency ratio for the third quarter remained unchanged at 59.9 percent from the comparable quarter in 2004.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. commented “…our performance for the third quarter was heartening, as our margin improved, loan demand and growth continue, and deposits evidenced sustained growth, albeit at a slightly slower rate than the past…” he added “… in addition, when you consider we absorbed the first full quarter of impact from the occupancy of our new main office, we are very pleased with these results, and look forward to another excellent year.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 33 year old community bank based in Powhatan County, a suburb of Richmond. It operates seven offices: it’s main branch in Powhatan, two branches in the adjacent county of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Third Quarter (Unaudited)		Year to Date
	2005	2004	2005	2004

Net Income	1,190,379	1,101,791	3,569,880	3,171,026
Interest & Fees on Loans	3,482,027	2,866,853	9,849,808	8,144,896
Interest on Investments & Funds Sold	2,406,327	2,271,511	7,062,640	6,898,132
Interest on Deposits	1,863,292	1,507,063	5,208,771	4,426,047
Interest on Borrowings	353,754	340,915	1,088,959	1,006,726
Net Interest Income (FTE)	3,873,072	3,510,129	11,243,796	10,259,599
Non Interest Income	728,862	737,893	2,105,156	2,128,574
Loan Loss Provision	107,000	93,500	166,000	371,500
Interest Expense	2,217,046	1,847,978	6,297,730	5,432,773
Non Interest Expense	2,756,981	2,544,594	8,046,536	7,392,662
Period End Balances:
Investment Securities	161,508,615	159,351,382
Fed Funds Sold	2,421,000	9,734,000
Loans (net of Unearned Discount)	194,994,286	178,045,664
Loan Loss Reserve	2,879,149	2,671,013
Non Interest Bearing Deposits	44,719,785	39,502,763
Total Deposits	322,321,214	305,163,021
Borrowings	36,211,000	36,062,500
Assets	393,765,068	373,560,509
Period End Shareholders Equity	33,338,411	30,702,718
Average Balances:
Average Assets	398,175,394	370,409,590	390,052,164	367,110,215
Average Earning Assets	368,382,268	343,889,510	360,593,339	339,429,805
Investment Securities	178,924,638	164,532,978	174,911,842	167,611,909
Federal Funds Sold	2,273,848	2,032,857	1,805,809	1,738,445
Loans (net of Unearned Discount)	186,411,413	176,961,794	183,288,462	169,616,781
Non Interest Bearing Deposits	44,304,157	39,706,361	41,471,266	38,063,442
Total Deposits	322,213,433	304,672,917	316,982,805	298,723,888
FHLB Overnight Advances	-	4,500,000	395,604	5,476,277
FHLB Term Borrowings	33,000,000	26,000,000	30,946,886	24,613,139
Fed Funds Purchased & REPO	2,765,891	734,815	2,731,568	3,302,856
Long term debt, Capital Trust Preferred	5,000,000	5,000,000	5,000,000	5,000,000
Average Shareholders Equity	34,288,045	28,376,532	32,472,863	28,932,415
Average Shares Outstanding - Basic	2,280,105	2,247,789	2,270,725	2,239,638
Average Shares Outstanding - Fully Diluted	2,319,429	2,294,123	2,310,324	2,286,305

Asset Quality:
Charged Off Loans	41,031	46,102	82,286	183,200
Recoveries	7,923	11,800	96,813	28,270
Non Performing Assets at Period End:
Non-Accrual Loans	748,328	209,210
Loans Past Due 90 Days or More	724,252	584,074
Other Non Performing Assets	117,760	124,520
Other Real Estate	0	10,000
Total Non Performing Assets	1,590,340	927,804

Per Share Data & Ratios:
Net Income Per Share - Basic	$0.52	$0.49	$1.57	$1.42
Net Income Per Share - Fully Diluted	$0.52	$0.48	$1.55	$1.39
Period End Book Value Per Share	$14.60	$13.64
Return on Average Assets	1.20%	1.19%	1.22%	1.15%
Return on Average Equity	13.89%	15.53%	14.66%	14.61%
Efficiency Ratio	59.91%	59.90%	60.28%	59.68%
Average Loans to Average Deposits	57.85%	58.08%	57.82%	56.78%
Reserve for Loan Losses / Loans EOP	1.48%	1.50%
Net Interest Margin (FTE)	4.21%	4.08%	4.16%	4.03%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002